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Permanent Revolution

Wall Street Journal Breakingviews 25 April 2007

Motorola/Icahn: US boardrooms remain clubby places. So there's nothing like the idea of a proxy fight at a poorly performing company to excite investors and corporate governance types alike. But Institutional Shareholder Services (ISS), the influential shareholder advisory firm, has gone too far in recommending Carl Icahn's bid for a seat on Motorola's board. Their recommendation comes close to the bad idea that any dissent is better than none.

The problem is that the quality of Icahn's advice on Motorola has been poor. Just a few weeks ago, he was recommending the technology communications firm buy back up to $15bn worth of stock. This would have left the company in hock. But he changed his mind in mid-April, saying the company should fix its increasingly obvious problems first. There's nothing wrong with changing one's mind - indeed, his new view is smarter. The variability of the company's cash flows means even a seemingly modest amount of debt could lead to a severe cash crunch.

The problem is that Icahn should have realised his plan was a poor idea from the start. And he hasn't proposed any other big ideas to justify why he should receive a seat. Moreover, Motorola's board hasn't shied away from conflict in the past. In 2004, it ejected boss Christopher Galvin, the grandson of the company's founder. Motorola may be troubled, but Icahn does not deserve a seat on the board.

Context News

Institutional Shareholder Services (ISS), the shareholder advisory firm, has recommended Carl Icahn receive a seat on Motorola’s board. Icahn holds a 2.9% stake in the technology company.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in connection with Motorola’s solicitation of proxies for its 2007 Annual Stockholders Meeting. Motorola has filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement (the “Proxy Statement”). THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT MOTOROLA AND THE 2007 ANNUAL STOCKHOLDERS MEETING. MOTOROLA’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY.

On March 19, 2007, Motorola began the process of mailing the Proxy Statement, together with a WHITE proxy card. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Motorola through the website maintained by the SEC at http://www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Motorola by contacting Investor Relations in writing at Motorola,

Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or by email at investors@motorola.com; The Proxy Statement is also available on Motorola’s website at http://www.motorola.com/investor. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. In addition, copies of the Proxy Statement may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. by phone toll-free at 1-800-488-8095.

Motorola and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2007 Annual Stockholders Meeting. You can find information about Motorola’s executive officers and directors in the Proxy Statement.